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                                                                   Exhibit 10.13

                          SHAREHOLDER RIGHTS AGREEMENT


            SHAREHOLDER RIGHTS AGREEMENT dated as of July 22, 1998 (this "AGREEMENT") among TA I Limited, a company organized under the laws of England and Wales ("Holdings"), TA II Limited, a company organized under the laws of England and Wales (the "COMPANY"), Profit Sharing (Overseas), Limited Partnership, an Alberta limited partnership (the "KKR Partnership") and Royal & Sun Alliance Insurance Group plc, a company organized under the laws of England and Wales ("PURCHASER 1"), Guardian Royal Exchange plc, a company organized under the laws of England and Wales ("PURCHASER 2"), The Chubb Corporation, a New Jersey corporation ("PURCHASER 3"), The Hartford Financial Services Group, Inc., a Delaware corporation ("PURCHASER 4"), and The Travelers Indemnity Company, a Connecticut corporation ("PURCHASER 5" and, together with Purchaser 1, Purchaser 2, Purchaser 3 and Purchaser 4 the "PURCHASERS").

                                    RECITALS:

            A. The Company is a wholly-owned subsidiary of Holdings.

            B. An indirect wholly-owned subsidiary of the Company ("BIDCO") is preparing to launch an offer to purchase (the "OFFER TO PURCHASE") all of the issued and to be issued ordinary shares of Willis Corroon Group plc, a company organized under the laws of England and Wales ("WCG").

            C. Pursuant to a Share Subscription Agreement (the "SUBSCRIPTION AGREEMENT") dated as of the date hereof among Holdings, the Company and the Purchasers, following the Offer to Purchase becoming or being declared unconditional in all respects, the Purchasers will subscribe for ordinary shares, par value (pound)0.10 per share, of Holdings ("ORDINARY SHARES") and preferred shares, par value $10.00 per share, of the Company ("PREFERRED SHARES").

            D. Pursuant to a Contribution and Share Subscription Agreement dated the date hereof (the "KKR SHARE SUBSCRIPTION AGREEMENT"), between Holdings, the Company, TA III plc, Bidco, the KKR Partnership and KKR 1996 Fund (Overseas), Limited Partnership, the general partner of the KKR Partnership ("KKR 1996 OVERSEAS"), following the Offer to Purchase becoming or being declared unconditional in all respects, the KKR Partnership will subscribe for Ordinary Shares.

            E. Holdings, the Company and the Purchasers have entered into a Registration Rights Agreement (the "REGISTRATION RIGHTS AGREEMENT") dated as of the date hereof with respect to the Ordinary Shares and the Preferred Shares.

            F. The KKR Partnership and the Purchasers wish to provide for certain matters relating to their respective holdings of Ordinary Shares and Preferred Shares.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

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                                   ARTICLE I

                              INTRODUCTORY MATTERS

            1.1 DEFINED TERMS. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

            "AFFILIATE" shall have the meaning given to that term in Rule 405 promulgated under the Securities Act and shall include members of a Person's immediate family or trusts for the benefit of members of the immediate family of such Person; PROVIDED that officers, directors or employees of Holdings or its subsidiaries will not be deemed to be Affiliates of a shareholder of Holdings or the Company for purposes hereof solely by reason of being officers, directors or employees of Holdings or its subsidiaries; PROVIDED, FURTHER, that for purposes of Section 10.4, the KKR Partnership, the Purchasers and the Permitted Transferees shall be deemed to be Affiliates of Holdings and the Company.

            "AGREEMENT" means this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

            "ASSUMPTION AGREEMENT" means (i) with respect to an Affiliate of the KKR Partnership, a writing in the agreed form whereby an Affiliate of the KKR Partnership becomes a party to, and agrees to be bound by, to the same extent as the KKR Partnership, the terms of this Agreement, (ii) with respect to a Permitted Transferee including an Offeror, a writing reasonably satisfactory in the agreed form whereby a Permitted Transferee of Ordinary Shares or Preferred Shares or an Offeror becomes a party to, and agrees to be bound by, to the same extent as its transferor, the terms of this Agreement and (iii) with respect to an Additional Purchaser (as defined in Section 10.11), a writing reasonably satisfactory in form and substance to the KKR Partnership and the Purchasers who have agreed to subscribe for 60% of the Preferred Shares pursuant to the Subscription Agreement whereby an Additional Purchaser becomes a party to, and agrees to be bound by, to the same extent as a Purchaser, the terms of this Agreement.

            "BOARD OF HOLDINGS" means the Board of Directors of Holdings.

            "BOARD OF THE COMPANY" means the Board of Directors of the Company.

            "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City or London are authorized or required by law to close.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

            "FINANCIAL DIFFICULTIES" will be deemed to exist at any time when the ratio of (i) the consolidated earnings before interest, taxation, depreciation and amortization of WCG to (ii) the sum of the total amount of cash dividends due on the outstanding Preferred


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      Shares (whether or not paid) plus the total amount of all cash interest and other payments due with respect to money borrowed by any direct or indirect subsidiary of the Company, is less than 1.7 in 1999 or 1.9 in 2000.

            "INDEPENDENT DIRECTOR" means an individual to whom the holders of 60% or more of the then outstanding Preferred Shares (the "MAJORITY HOLDERS") do not reasonably object and who:

            (i) is free from any relationship that would interfere with the exercise of independent judgment as a member of the Board of Holdings;

            (ii) is not an Affiliate of Holdings or the KKR Partnership or an officer of Holdings or the KKR Partnership or any of their respective subsidiaries or an officer or director of any of their respective subsidiaries;

            (iii) is not a former officer of Holdings or any of its subsidiaries who is receiving a pension or deferred compensation payments from any such entity;

            (iv) does not, in addition to such person's role as a director of Holdings, also act on a regular basis as an individual or representative of an organization serving as a professional advisor, legal counsel or consultant to Holdings or its management or any of Holdings' subsidiaries if such relationship is material to Holdings, the organization represented or such person; and

            (v) is not a member of the immediate family of a person who does not satisfy the requirements of clause (i), (ii), (iii) or (iv) above.

      A person who has been or is a partner, officer or director of an organization that has customary commercial, industrial, banking or underwriting relationships with Holdings or any of its subsidiaries that are carried on in the ordinary course of business on an arm's-length basis and who otherwise satisfies the requirements of clauses (i) through (v) above may qualify as an Independent Director unless, in the opinion of the Majority Holders, such person is not independent of the management of Holdings or any of its subsidiaries or the relationship would interfere with the exercise of independent judgment as a member of the Board of Holdings. A person who otherwise satisfies the requirements of clauses (i) through (v) above and who, in addition to fulfilling the customary director's role, also provides additional services directly for the Board of Holdings and is separately compensated therefor would nonetheless qualify as an Independent Director.

            "IRR" for the KKR Partnership shall be the annualized internal rate of return on the total U.S. dollar cash equity investment in Holdings or any subsidiary of Holdings made by the KKR Partnership and its Affiliates (the "CASH INVESTMENT"), from the date of the first equity investment to the date of a Sale of the Business, and taking into account the amount and timing of (i) any dividends, fees or other cash distributions or the cash value of non-cash distributions or payments made to the KKR Partnership or any of its Affiliates on or prior to the date of the Sale of the Business (in each case in U.S. dollars,


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      after actually converting any such amounts into U.S. dollars), (ii) any proceeds from the sale or other disposition by the KKR Partnership and its Affiliates of any portion of their equity investment in Holdings and/or its direct and indirect subsidiaries on or prior to the date of the Sale of the Business (in each case in U.S. dollars, after actually converting any such amounts into U.S. dollars), but excluding (v) an initial transaction fee in the amount of $7.5 million to be paid to the KKR Partnership or its Affiliates upon consummation of the Offer to Purchase,
      (w) the annual monitoring fee paid to KKR, (x) any fees paid to Fisher Capital Corporation, (y) customary fees paid to directors, and (z) any reimbursements of expenses incurred by the KKR Partnership or its Affiliates (in each case in U.S. dollars, after actually converting any such amounts into U.S. dollars). All sterling amounts received must be converted into dollars within five Business Days, or, failing which, will be deemed to have been converted on the fifth Business Day at the Noon Buying Rate for pounds sterling announced by the New York Federal Reserve Bank on such date.

            "IRR" for a Purchaser shall be the annualized internal rate of return on the total U.S. dollar-equivalent cash equity investment (preferred and ordinary) in Holdings and the Company (or any subsidiary of Holdings) made by such Purchaser and its Affiliates, from the date of the first equity investment to the date of a Sale of the Business, and taking into account the amount and timing of (i) any dividends, fees or other cash distributions or the cash value of non-cash distributions or payments made to the Purchasers on or prior to the date of the Sale of the Business, (ii) any proceeds from the sale or other disposition by the Purchaser and its Affiliates of any portion of their equity investment in Holdings and/or its direct and indirect subsidiaries on or prior to the date of the Sale of the Business. For the purposes of this paragraph, the U.S. dollar-equivalent of any amount initially subscribed in pounds sterling shall be the rate set forth in the Subscription Agreement, and the U.S. dollar-equivalent of any amount invested or received in pounds sterling in the future will be based on the actual exchange rate applicable to any currency exchange effected in connection with such investment or receipt or, if no such currency exchange was so effected, shall be deemed for purposes of calculating the IRR based on U.S. dollars to be the Noon Buying Rate for pounds sterling announced by the New York Federal Reserve Bank on the date of such investment or receipt.

            "KKR TARGET AMOUNT" means, at any time, the amount received by the KKR Partnership and any of its Affiliates that results in the IRR with respect to its or their aggregate equity investment in Holdings exceeding 50%.

            "LISTING" means the initial listing of the Ordinary Shares on the London Stock Exchange or another major stock exchange.

            "OFFEROR" means any third party who makes a bona fide offer to purchase the Ordinary Shares of any Transferring Shareholder (as defined in Section 2.6) pursuant to Section 2.6 and who agrees to enter into, and enters into, an Assumption Agreement upon completion of its purchase of Ordinary Shares from the Transferring Shareholder.


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            "ORIGINAL ORDINARY SHARES" means the Ordinary Shares to be subscribed by the KKR Partnership or any of its Affiliates pursuant to the KKR Share Subscription Agreement and the Ordinary Shares issued to the KKR Partnership or any of its Affiliates upon the conversion of preference shares issued to the KKR Partnership or any of its Affiliates in connection with the financing of the purchase of WCG Shares outside of the Offer to Purchase, less, if any, the Ordinary Shares subscribed but subsequently Transferred to officers and employees of WCG or its subsidiaries as described in the Press Announcement.

            "PERMITTED TRANSFEREE" means any Person to whom Ordinary Shares or Preferred Shares are Transferred in a Transfer in accordance with Section
      2.2 or otherwise not in violation of this Agreement and who is required to, and does, enter into an Assumption Agreement, and includes any Person to whom a Permitted Transferee of any Purchaser (or a Permitted Transferee of a Permitted Transferee) so further Transfers Ordinary Shares or Preferred Shares and who is required to, and does, enter into an Assumption Agreement.

            "PERSON" means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

            "PRESS ANNOUNCEMENT" means the press announcement to be issued in connection with the Offer to Purchase in the agreed form.

            "PRO RATA SHARE" means, with respect to any Person at any given time, (i) such number of Offered Securities (as defined in Section 2.6) proposed to be transferred to an Offeror, multiplied by (ii) a fraction, the numerator of which is the number of Ordinary Shares then held by such Person and the denominator of which is the total number of Ordinary Shares held by the Non-Transferring Purchasers (as defined in Section 2.6).

            "PUBLIC OFFERING" means the sale of Ordinary Shares (or American Depositary Shares representing such Ordinary Shares) to the public pursuant to an effective registration statement (other than a registration statement on Form F-4 or S-8 or any similar or successor form or forms) filed under the Securities Act.

            "SECURITIES ACT" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

            "SALE OF THE BUSINESS" means the sale of all or substantially all of the business of WCG, including, without limitation, whether in a single transaction or series of transactions and whether by sale of shares, sale of assets or otherwise, PROVIDED, HOWEVER, that for purposes of triggering a calculation of the IRR, a Sale of the Business shall be deemed to have occurred when KKR 1996 Overseas shall have distributed (either in cash or in kind) to its limited partners all or substantially all of the return on their investment after the KKR Partnership and its Affiliates shall have divested in excess of 90% of their interest in Holdings and its subsidiaries.


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            "TRANSFER" means a transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly pursuant to the creation of a derivative security, the grant of an option or other right, the imposition of a restriction on disposition or voting or transfer by operation of law. For the purposes hereof, if either the KKR Partnership or a Purchaser or Permitted Transferee transfers Ordinary Shares or Preferred Shares to an Affiliate and subsequently ceases to "control" (as defined in Rule 405 of the Securities Act) such Affiliate, through a transfer of the voting securities of such Affiliate or otherwise, the loss of such control shall be deemed to be a Transfer.

            1.2 CONSTRUCTION. (a) The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (i) "OR" is disjunctive but not exclusive, (ii) words in the singular include the plural, and in the plural include the singular, and (iii) the words "hereof", "HEREIN", and "HEREUNDER" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified.

            (a) The term "Purchaser" shall be deemed to include any Affiliate of any Purchaser or Additional Purchaser who is assigned the right to subscribe for Ordinary Shares or Preferred Shares by such Purchaser and who enters into an Assumption Agreement. Any such Affiliate shall be deemed to be a Permitted Transferee who has had Transferred to it such shares in accordance with the terms and conditions of this Agreement. Unless otherwise specified and except with respect to Section 2.7(b), Section 3.1, Section 3.2, Section 5.1, Section
10.1 and Section 10.4(7) (where references to "Purchasers" means the persons who initially subscribe for shares pursuant to the Subscription Agreement or their Affiliates who hold Ordinary Shares or Preferred Shares, as the case may be), the term "PURCHASERS," to the extent such entities shall have transferred any of their Ordinary Shares or Preferred Shares to Permitted Transferees, shall mean the Purchasers and the Permitted Transferees of the Purchasers and any Permitted Transferees of a Permitted Transferee, taken together, and any right or action that may be taken at the election of the Purchasers may be taken at the election of the Purchasers and such Permitted Transferees, subject to the requirements of
Section 10.7.

            (b) When Transfers are to be made pursuant hereto, all Transfers shall be of full legal and beneficial interest in the Shares being Transferred, free of any liens, claims or encumbrances.

            1.3 EFFECTIVENESS. The rights and obligations of the parties to this Agreement shall be conditional on the closing of the subscription and issuance of the Ordinary Shares and Preferred Shares pursuant to the Subscription Agreement.


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                                   ARTICLE II

                                   TRANSFERS

            2.1 LIMITATIONS ON TRANSFER. (a) No Purchaser or Permitted Transferee thereof may Transfer any Ordinary Shares or Preferred Shares or any interest therein other than (i) in connection with a Transfer effected pursuant to the Registration Rights Agreement, (ii) after a Listing or a Public Offering or (iii) in accordance with Sections 2.2, 2.3, 2.4 or 2.6.

            (a) In the event of any purported Transfer by a Purchaser or a Permitted Transferee of any Ordinary Shares or Preferred Shares in violation of the provisions of this Agreement, such purported Transfer will be void and of no effect, and Holdings or the Company, as appropriate, will not give effect to such Transfer.

            (b) Each certificate representing Ordinary Shares and Preferred Shares held by a Purchaser or any Permitted Transferee will bear a legend substantially to the following effect (with such additions thereto or changes therein as Holdings or the Company, as appropriate, may be advised by counsel are required by law or necessary to give full effect to this Agreement, the "LEGEND"):

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDER RIGHTS AGREEMENT AMONG TA I LIMITED, TA II LIMITED, PROFIT SHARING (OVERSEAS), LIMITED PARTNERSHIP AND THE OTHER PERSONS NAMED THEREIN, THE RELEVANT PROVISIONS OF WHICH ARE RETAINED AND AVAILABLE FOR INSPECTION AT THE REGISTERED OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF OR OF ANY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH SHAREHOLDER RIGHTS AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH SHAREHOLDER RIGHTS AGREEMENT."

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE."

The Legend will be removed by Holdings or the Company, as appropriate, by the delivery of substitute certificates without such Legend in the event of (i) a Transfer permitted by this Agreement (other than pursuant to Section 2.6) and in relation to which the Permitted Transferee is not required to enter into an Assumption Agreement or (ii) the termination of Article II pursuant to the terms hereof, PROVIDED, HOWEVER, that the second paragraph of the Legend will only be removed if at such time it is no longer required for purposes of applicable securities laws. If any Ordinary Shares or Preferred Shares cease to be Registrable Securities under clause (i) or (ii) of the definition thereof contained in the Registration Rights Agreement, Holdings or


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the Company, as appropriate, shall, upon the written request of the holder thereof, issue to such holder a new certificate or certificates evidencing such shares, without the second paragraph of the Legend.

            2.2 TRANSFERS TO PERMITTED TRANSFEREES. The Purchasers and their Permitted Transferees may Transfer any or all of the Ordinary Shares held by any of them to any Affiliate of the transferring Purchaser and may transfer any or all of the Preferred Shares held by them to any Person who, in each case, duly executes and delivers an Assumption Agreement; PROVIDED that in connection therewith Holdings or the Company, as appropriate, if it so requests promptly following its receipt of such Assumption Agreement (and, in such event, such Assumption Agreement shall not be effective unless and until this proviso has been satisfied), has been furnished with an opinion in form and substance reasonably satisfactory to Holdings or the Company, as appropriate, of counsel that such Transfer is exempt from or not subject to the provisions of Section 5 of the Securities Act and any other applicable securities laws; and, PROVIDED, FURTHER, that no Transfer under this Section 2.2 shall be permitted if such Transfer would require Holdings or the Company, as appropriate, to register a class of equity securities under Section 12 of the Exchange Act under circumstances where Holdings or the Company, as appropriate, does not then have securities of any class registered under Section 12 of the Exchange Act and such transfer would cause such registration to be required.

            2.3 TAG-ALONG RIGHTS. (a) Subject to the provisions of Section 2.1, in the event that the KKR Partnership or any of its Affiliates (collectively, the "SELLING PARTNERSHIP") proposes to Transfer to any Person (other than an Affiliate of the KKR Partnership and other than to officers and employees of WCG or its subsidiaries) (the "BUYER") any Ordinary Shares owned by it in any transaction other than in connection with a Listing or a Public Offering, a bona fide sale to the public pursuant to Rule 144 under the Securities Act, a distribution to the limited partners of KKR 1996 Overseas or any agreement or plan of merger or combination, including any tender or exchange offer in respect thereof that is approved by the Board of Holdings and that provides for equal treatment of all outstanding Ordinary Shares, then the Selling Partnership shall notify each Purchaser and each Permitted Transferee of such proposed Transfer (any such transaction, a "PROPOSED SALE"), and each Purchaser and each Permitted Transferee will have the right to require the proposed transferee or acquiring Person to purchase from such Purchaser or such Permitted Transferee (a "TAGGING SHAREHOLDER") a number of Ordinary Shares up to the product (rounded up to the nearest whole number) of (i) the quotient determined by dividing (A) the aggregate number of Ordinary Shares owned by such Tagging Shareholder by (B) the aggregate number of Ordinary Shares owned by the KKR Partnership and its Affiliates and (ii) the total number of Ordinary Shares proposed to be directly or indirectly Transferred by the Selling Partnership in the Proposed Sale (a "PROPOSED TRANSFEREE"), at the same price per Ordinary Share and upon the same terms and conditions (including, without limitation, time of payment, form of consideration and adjustments to purchase price) as the Selling Partnership; PROVIDED that in order to be entitled to exercise its right to sell Ordinary Shares to the Proposed Transferee pursuant to this Section 2.3, each Tagging Shareholder (x) shall agree to the same covenants as the Selling Partnership agrees to in connection with the Proposed Sale and (y) shall make such representations and warranties concerning its title to the Ordinary Shares to be sold in connection with the Proposed Sale and its authority to enter into and consummate the Proposed Sale as the Selling Partnership makes, but shall not be required to make any other representations and warranties. If the number of Ordinary Shares proposed to be


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Transferred by the Selling Partnership, the Tagging Shareholders and any other
Person with rights substantially similar to the Tagging Shareholders in connection with the Proposed Sale (the "PROPOSED NUMBER OF TRANSFERRED SHARES") exceeds the number of Ordinary Shares willing to be purchased by the Buyer, then the number of Ordinary Shares to be Transferred by each such Person shall be reduced to a number equal to (i) the number of Ordinary Shares proposed to be transferred by such Person in the Proposed Sale multiplied by (ii) (A) the number of Ordinary Shares willing to be purchased by the Buyer in connection with the Proposed Sale divided by (B) the Proposed Number of Transferred Shares. Each Tagging Shareholder will be responsible for funding its proportionate share of any escrow arrangements in connection with the Proposed Sale and for its proportionate share of any withdrawals therefrom, including, without limitation, any such withdrawals that are made with respect to claims arising out of agreements, covenants, representations, warranties or other provisions relating to the Proposed Sale that were not made by the Tagging Shareholder except to the extent that a claim has been held by a court of competent jurisdiction or arbitral panel or a settlement agreement to have been attributable to the fault of a particular shareholder. Each Tagging Shareholder will be responsible for its proportionate share of the fees, commissions and other out-of-pocket expenses (collectively, "COSTS") of the Proposed Sale to the extent not paid or reimbursed by Holdings, the Company, the Proposed Transferee or another Person (other than the Selling Partnership). The Selling Partnership shall be entitled to reasonably estimate the Tagging Shareholders' proportionate share of such Costs and to withhold such amounts from payments to be made to the Tagging Shareholder at the time of closing of such Proposed Sale; PROVIDED that (i) such estimate shall not preclude the Selling Partnership from recovering additional amounts from the Tagging Shareholders in respect of the Tagging Shareholders' proportionate share of such Costs and (ii) the Selling Partnership shall reimburse the Tagging Shareholders to the extent actual amounts are ultimately less than the estimated amounts or any such amounts are paid by Holdings, the Company, the Proposed Transferee or another Person (other than the Selling Partnership).

            (c) The Selling Partnership will give notice to the Purchasers and the Permitted Transferees of each Proposed Sale not more than five days after the execution of the definitive agreement relating to the Proposed Sale, setting forth the number of Ordinary Shares proposed to be so Transferred, the name and address of the Proposed Transferee, the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Selling Partnership will provide such information, to the extent reasonably available to the Selling Partnership, relating to such non-cash consideration as the Purchasers and the Permitted Transferees together may reasonably request in order to evaluate such non-cash consideration) and other terms and conditions of payment offered by the Proposed Transferee. The Selling Partnership will deliver or cause to be delivered to each Tagging Shareholder copies of all transaction documents relating to the Proposed Sale promptly as the same become available. The tag-along rights provided by this
Section 2.3 must be exercised by the Purchasers and the Permitted Transferees within 20 days following receipt of the notice required by the preceding sentence by delivery of a written notice to the Selling Partnership indicating its desire to exercise its rights and specifying the number of Ordinary Shares it desires to sell (the "TAG-ALONG NOTICE"). A Tagging Shareholder upon service of a Tag-Along Notice will be entitled under, and bound by, this Section 2.3 to Transfer to the Proposed Transferee the number of Ordinary Shares calculated in accordance with Section 2.3(a).


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            (d) If any Tagging Shareholder exercises its rights under Section
2.3(a), the closing of the purchase of the Ordinary Shares with respect to which such rights have been exercised will take place concurrently with the closing of the sale of the Selling Partnership's Ordinary Shares to the Proposed Transferee.

            2.4 DRAG-ALONG RIGHTS. (a) If the KKR Partnership or any of its Affiliates (collectively, the "DRAGGING PARTNERSHIP") receive a bona-fide offer from a Person other than an Affiliate of the KKR Partnership and other than an officer or employee of WCG or its subsidiaries (a "THIRD PARTY") to purchase (in a transaction that would constitute a Proposed Sale) at least a majority of the Ordinary Shares then owned by the KKR Partnership and its Affiliates and such offer is accepted by the Dragging Partnership, then each Purchaser and each Permitted Transferee (collectively, the "DRAG-ALONG SHAREHOLDERS") hereby agrees that, if requested by the Dragging Partnership and permitted by applicable law, it will Transfer to such Third Party, subject to Section 2.4(b), on the terms of the offer so accepted by the Dragging Partnership, including, without limitation, time of payment, form of consideration (subject to Section 2.4(b)) and adjustments to purchase price, the number of Ordinary Shares (rounded up to the nearest whole number) equal to the number of Ordinary Shares owned by it multiplied by a fraction, the numerator of which is the number of Ordinary Shares owned by the Dragging Partnership to which the Third Party offer is applicable and the denominator of which is the total number of Ordinary Shares owned by the KKR Partnership and its Affiliates.

            (e) The Dragging Partnership will give notice (the "DRAG-ALONG NOTICE") to the Drag-Along Shareholders of any proposed Transfer giving rise to the rights of the Dragging Partnership set forth in Section 2.4(a) (a "SECTION
2.4 TRANSFER") within 10 days following the Dragging Partnership's acceptance of the offer referred to in Section 2.4(a) and, in any event, no later than 10 days prior to the proposed closing date for such Section 2.4 Transfer. The Drag-Along Notice will set forth the number of Ordinary Shares proposed to be so Transferred by the Dragging Partnership, the name of the Third Party, the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Dragging Partnership will provide such information, to the extent reasonably available to the Dragging Partnership, relating to such non-cash consideration as the Drag-Along Shareholders together may reasonably request in order to evaluate such non-cash consideration; provided, however, that any such non-cash consideration may only consist of equity securities which are listed on an internationally recognized stock exchange or investment grade debt securities as defined by Standard & Poor's Ratings Group), the number of Ordinary Shares sought and the other terms and conditions of the offer. Each Drag-Along Shareholder (x) shall agree to the same covenants, as the Dragging Partnership agrees to in connection with the
Section 2.4 Transfer and (y) shall make such representations and warranties concerning its title to the Ordinary Shares to be sold in connection with the
Section 2.4 Transfer and its authority to enter into and consummate the Section
2.4 Transfer as the Dragging Partnership makes, but shall not be required to make any other representations and warranties. Each Drag-Along Shareholder will be responsible for funding its proportionate share of any escrow arrangements in connection with the Section 2.4 Transfer and for its proportionate share of any withdrawals therefrom, including without limitation any such withdrawals that are made with respect to claims arising out of agreements, covenants, representations, warranties or other provisions relating to the Section 2.4 Transfer that were not made by the Drag-Along Shareholder, except to the extent that a claim has been held by a court of competent jurisdiction or arbitral panel or a settlement agreement to have been attributable to the fault of a particular shareholder. If the Section 2.4 Transfer is not consummated within 120 days from the date of the Drag-Along Notice, the Dragging Partnership must deliver another Drag-Along Notice in order to exercise its rights under this Section 2.4 with respect to such Section 2.4 Transfer.

            2.5 CUSTODY AGREEMENT AND POWER OF ATTORNEY. Upon delivering a Tag-Along Notice or receiving a Drag-Along Notice, each Purchaser and each Permitted Transferee will, if requested by the Selling Partnership or the Dragging Partnership, as the case may be, execute and deliver a custody agreement and power of attorney in form and substance satisfactory to the Selling Partnership or the Dragging Partnership, as the case may be, with respect to the Ordinary Shares which are to be sold by the Purchasers and Permitted Transferees pursuant hereto (a "CUSTODY AGREEMENT AND POWER OF ATTORNEY"). The Custody Agreement and Power of Attorney will provide, among other things, that each Purchaser and each Permitted Transferee will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such Ordinary Shares and a stock transfer form (duly executed in blank by the registered owner or owners thereof) and irrevocably appoint said custodian and attorney-in-fact as its agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on its behalf with respect to the matters specified in Section 2.3 or Section 2.4, as the case may be.

            2.6 RIGHT OF FIRST REFUSAL. (a) If at any time prior to a Public Offering or a Listing, any Purchaser or Permitted Transferee (the "TRANSFERRING SHAREHOLDER") receives a bona fide offer (an "OFFER") to purchase any or all of its Ordinary Shares (the "OFFERED SECURITIES") from an Offeror which the Transferring Shareholder wishes to accept, the Transferring Shareholder shall cause the Offer to be reduced to writing and shall notify Holdings and the other Purchasers and Permitted Transferees (the "NON-TRANSFERRING PURCHASERS") and the KKR Partnership in writing (the "OFFER NOTICE") of its wish to accept the Offer. The Offer Notice shall contain an irrevocable offer to sell such Offered Securities to the Non-Transferring Purchasers (in the manner set forth below) at a purchase price equal to the price contained in, and on the same terms and conditions of, the Offer, and shall be accompanied by a true copy of the Offer (which shall identify the Offeror, the Transferring Shareholder, the proposed amount of consideration (which shall be payable solely in cash) and the other terms and conditions of the Offer). At any time within ten Business Days after the receipt of the Offer Notice by each of the Non-Transferring Purchasers, any of the Non-Transferring Purchasers may elect to purchase its Pro Rata Share of the Offered Securities at the price and on the other terms specified in the Offer Notice by delivering written notice of such election to the Transferring Shareholder; PROVIDED that no Non-Transferring Purchaser may acquire such number of Ordinary Shares which would result in such Non-Transferring Purchaser, together with any of its Affiliates, beneficially owning in excess of 9.9% of the outstanding Ordinary Shares. If at the end of such ten Business Day period any Non-Transferring Purchaser did not elect to purchase, or was restricted from purchasing any part of, its Pro Rata Share of the Offered Securities, the Transferring Shareholder shall, within five Business Days give notice (the "SECOND NOTICE") to each of the Non-Transferring Purchasers who elected to purchase Offered Securities (with copies to Holdings and the KKR Partnership) of the amount of each class of Offered Securities remaining outstanding. At any time within five Business Days after the receipt of the Second Notice, such Non-Transferring Purchasers may elect to purchase all or part of the remaining Offered Securities at the price and on the other terms specified in the Offer Notice by delivering written notice of such election to the Transferring Shareholder, PROVIDED that if there are more elections than there are Offered Securities, such Offered Securities shall be allocated to such electing Non-Transferring Purchasers on a pro rata basis, PROVIDED, further, that no Non-Transferring Purchaser may acquire such number of Offered Securities which would result in such Non-Transferring Purchaser, together with any of its Affiliates, beneficially owning in excess of 9.9% of the outstanding Ordinary Shares. If at the end of such five Business Day period, the Non-Transferring Purchasers have not elected to acquire all of the Offered Securities, the Transferring Shareholder shall within five Business Days give notice (the "THIRD NOTICE") to Holdings and the KKR Partnership of the amount of Offered Securities remaining outstanding. At any time within 30 days after the receipt of the Third Notice by the KKR Partnership (the "FINAL ELECTION PERIOD"), the KKR Partnership may elect to purchase or to assign to a third party its right to purchase all or part of the remaining Offered Securities at the price and on the other terms specified in the Offer Notice by delivering written notice of such election to the Transferring Shareholder. Within five Business Days of the end of the Final Election Period, the Transferring Shareholder shall give notice to the other parties hereto of the number of Offered Securities to be purchased (or for which an election to find a purchaser has been made) by each of the KKR Partnership and/or its assignee and the Non-Transferring Purchasers (the "NOTICE OF PURCHASE"). If the KKR Partnership and/or its assignee and the relevant Non-Transferring Purchasers have not tendered the purchase price for all of the Offered Securities which they have elected to purchase within five Business Days of the receipt of the Notice of Purchase, the Transferring Shareholder may during the 60-day period following the expiration of the Final Election Period sell not less than all of the remaining Offered Securities covered by the Offer to the Offeror at a price and on terms no less favorable to the Transferring Shareholder than those contained in the Offer. Promptly after such sale, the Transferring Shareholder shall notify the other parties hereto of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested. If within 60 days following the expiration of the Final Election Period, the Transferring Shareholder has not completed the sale of the remaining Offered Securities as aforesaid, the provisions of this Section 2.6 shall again be in effect with respect to such Offered Securities.

            (b) An Offer Notice may state whether it is conditional upon all of the Offered Securities being sold (the "CONDITION") and, in the absence of such Condition, it shall be deemed not to be so conditional. If an Offer Notice stipulates the Condition, completion of the Transfers of the Offered Securities in accordance with Section 2.6(a) shall be conditional upon such provision being complied with in full. The Offered Securities may not be transferred pursuant to
Section 2.6(a) to any Person, including, without limitation, the Offeror, the KKR Partnership, any assignee thereof or any Non-Transferring Purchaser unless the Condition is satisfied.

            2.7 TRANSFERS BY KKR PARTNERSHIP. (a) The KKR Partnership and its Affiliates may not Transfer any or all of the Ordinary Shares held by them to any other Person (other than to an Affiliate of the KKR Partnership who enters into an Assumption Agreement and other than to officers and employees of WCG and its subsidiaries as described in the Press Announcement) except as specified in Sections 2.7(b) and 2.8.

            (f) The KKR Partnership and its Affiliates may Transfer Ordinary Shares to any Person, PROVIDED (i) all cash dividends required to have been paid on the Preferred Shares prior to such proposed Transfer shall have been paid;
(ii) in the event of a Transfer which would result in the KKR Partnership and its Affiliates having Transferred legal and beneficial ownership of more than 25% but less than 50% of the Original Ordinary Shares, Preferred Shares of each Purchaser shall have been redeemed or Transferred (other than to an Affiliate of such Purchaser) in an amount at least equal to (A) the original number of Preferred Shares issued to such Purchaser multiplied by (B) the quotient of (1) the sum of (x) the number of Ordinary Shares then proposed to be Transferred by the KKR Partnership or an Affiliate thereof plus (y) the number of Original Ordinary Shares previously Transferred by the KKR Partnership or an Affiliate thereof (other than to an Affiliate of the KKR Partnership) divided by (B) the number of Original Ordinary Shares subscribed for by or issued to the KKR Partnership or any of its Affiliates; and
(iii) in the event of a Transfer which would result in the KKR Partnership and its Affiliates having Transferred legal and beneficial ownership of 50% or more of the Original Ordinary Shares, 100% of the Preferred Shares then held by each Purchaser shall have been redeemed.

            (g) In the event of any purported Transfer by the KKR Partnership or an Affiliate thereof of any Ordinary Shares in violation of the provisions of this Agreement, such purported transfer will be void and of no effect and Holdings will not give effect to such Transfer.

            2.8 RESTRICTIONS ON SALE OF THE BUSINESS

            (h) Prior to the second anniversary of the Offer to Purchase becoming or being declared unconditional in all respects, the KKR Partnership, any Affiliate of the KKR Partnership, Holdings and its subsidiaries may enter into a transaction which results in a Sale of the Business only if Holdings and its subsidiaries are experiencing Financial Difficulties and Majority Holders of the Preferred Shares consent in writing to such transaction within 10 days of the date of any request for such consent.

            (i) On and after the second anniversary and prior to the fifth anniversary of the Offer to Purchase becoming or being declared unconditional in all respects:

            (i) If the KKR Partnership or an Affiliate thereof or Holdings or any of its subsidiaries receives, either directly or through a director or subsidiary, an unsolicited written offer (an "UNSOLICITED Offer") to enter into a transaction resulting in a Sale of the Business which Holdings would consider accepting, then the KKR Partnership or Holdings must notify the Purchasers or Permitted Transferees in writing of the price and other material terms of such Unsolicited Offer, and must invite the Purchasers and Permitted Transferees to make an offer at the same price and on the same terms; the KKR Partnership or Holdings (and/or its subsidiaries), as applicable, may only accept the Unsolicited Offer and enter into any such transaction if no Purchaser, Permitted Transferee or group of Purchasers or Permitted Transferees shall have extended an offer in writing at the same price and terms (or at a higher price or on better terms) as the Unsolicited Offer within 35 days of the date of notice delivered by the KKR Partnership or Holdings.

            (ii) If the KKR Partnership or Holdings (or any subsidiary) proposes to enter into any transaction which would result in a Sale of the Business (other than pursuant to an Unsolicited Offer), then Holdings must first notify the Purchasers and Permitted Transferees and afford them 30 days to conduct such due diligence as they may reasonably require (subject to appropriate confidentiality agreements) and to make a written offer to enter into any such transaction, and the KKR Partnership or Holdings, as applicable, shall have 30 days to decide whether or not to accept such offer. If the KKR Partnership or Holdings, as applicable, declines to accept such offer or if no such offer is made, the KKR Partnership or Holdings (or any subsidiary), as applicable, may thereafter enter into a transaction resulting in a Sale of the Business provided that a definitive agreement with respect thereto is first entered into within 180 days thereafter.

            (j) Except pursuant to the provisions of Section 2.8(a), prior to the second anniversary of the Offer to Purchase becoming or being declared unconditional in all respects, the KKR Partnership and its Affiliates may not Transfer in excess of 50% of the Original Ordinary Shares.

            (k) The provisions of Section 2.8(b) shall apply not only to a Sale of the Business, but also, (x) in the case of clause (i), to the receipt of an Unsolicited Offer by the KKR Partnership or an Affiliate thereof to enter into a Control Transaction (as defined below) which the KKR Partnership or such Affiliate would consider accepting, and (y) in the case of clause (ii), to any proposal by the KKR Partnership or an Affiliate thereof to enter into any transaction that would result in a Control Transaction. For purposes hereof, a "CONTROL TRANSACTION" shall be any transaction or series of related transactions that involves the Transfer by the KKR Partnership and its Affiliates of Ordinary Shares beneficially owned by them to a single Person or a group of Persons acting in concert, provided that such amount of Ordinary Shares represents at least 30% of the then issued Ordinary Shares.


                                   ARTICLE III

                            APPOINTMENT OF DIRECTORS

            3.1 INDEPENDENT DIRECTOR. The KKR Partnership shall use its best efforts to cause the Board of Holdings to include one Independent Director at all times; PROVIDED the KKR Partnership will use its best efforts to remove such Independent Director from the Board of Holdings and replace such director with another Independent Director if requested in writing by the Majority Holders; PROVIDED, FURTHER that this provision shall no longer have effect if (i) none of the Purchasers owns full legal and beneficial interest in at least 75% of the Preferred Shares originally purchased by it and (ii) the Purchasers collectively own full legal and beneficial interest in the aggregate in less than $80 million aggregate in redemption value of Preferred Shares.

            3.2 SPECIAL VOTING RIGHTS. If at any time (i) the Purchasers have the right to elect directors to the Board of the Company pursuant to the provisions of the Memorandum and Articles of Association of the Company and (ii) at least a majority of the aggregate number of Preferred Shares originally issued to the Purchasers pursuant to the Subscription Agreement are still held by them at such time, then the Purchasers shall have the right to nominate two members (who shall be the same persons as are elected to the Board of the Company) for election to the Board of Holdings so long as the events specified in clauses (i) and (ii) hereof (the "TRIGGER EVENTS") continue to persist, and the KKR Partnership shall use its best efforts to expand the size of the Board of Holdings by two and to cause the newly created directorships to be filled with such nominees. As soon as either Trigger Event ceases to persist, the holders of the Preferred Shares shall cause the two members of the Board of Holdings nominated pursuant to this Section 3.2 to resign their positions, and the holders of the Preferred Shares shall not have any rights in relation to their replacement except upon the reoccurrence of both of the Trigger Events.


                                   ARTICLE IV

                             PURCHASES OF WCG SHARES

            4.1 STANDSTILL PERIOD. From the date hereof until the earlier of the Offer to Purchase becoming or being declared unconditional in all respects and the Offer to Purchase lapsing, each Purchaser and each Permitted Transferee hereby covenants that it shall not, and no Person who is acting or is deemed to be acting in concert with it for the purposes of The City Code on Takeovers and Mergers (other than the KKR Partnership and its Affiliates and Holdings and its subsidiaries, any other Purchaser and Persons acting in concert with such Persons but excluding those Persons who would not be so acting in concert were it not for the involvement of such Purchaser in the Offer to Purchase) shall, directly or indirectly, acquire or agree to acquire any interest in any WCG Shares save as permitted by The Panel on Takeover and Mergers.

                                    ARTICLE V

                             INTERNAL RATE OF RETURN

            5.1 INTERNAL RATE OF RETURN. The KKR Partnership shall (a) offer each Purchaser on reasonably acceptable terms a limited partnership interest in the KKR Partnership in exchange for a nominal amount and (b) cause the terms of its limited partnership agreement to be amended to provide that if there is a Sale of the Business and, as a result thereof, the IRR of the KKR Partnership and its Affiliates with respect to its aggregate equity investment in Holdings subscribed for directly from Holdings exceeds 50%, then each Purchaser who holds a limited partnership interest therein shall be entitled to receive from the KKR Partnership an amount in U.S. dollars equal to the lesser of (x) its pro rata share of the excess of the amount received by the KKR Partnership and its Affiliates over the KKR Target Amount and (y) the amount required so that such Purchaser's IRR with respect to the Ordinary Shares and Preferred Shares subscribed for directly from Holdings and the Company, respectively, equals 25%. In the event of a Sale of the Business, each of the Purchasers, on the one hand, and the KKR Partnership and its Affiliates, on the other hand, shall deliver within twenty days thereof a detailed calculation (the "IRR CALCULATION") of its respective IRR. The IRR Calculations will be deemed accepted by the recipient or recipients unless within forty-five days of the date of delivery of such IRR Calculation, (i) in the case of the IRR Calculation of the KKR Partnership and its Affiliates, Purchasers who have agreed to subscribe for at least 60% of the Preferred Shares pursuant to the Subscription Agreement notify the KKR Partnership that they dispute such calculation and (ii) in the case of the IRR Calculation of a Purchaser, the KKR Partnership notifies such Purchaser that it disputes such calculation. In either case the Purchasers and the KKR Partnership will proceed in good faith to attempt to agree upon the disputed IRR Calculation. If on the sixtieth day after the date of the relevant notice or notices of dispute no such agreement has been reached, the matter or matters may be referred by either Purchasers who have agreed to subscribe for at least 60% of the Preferred Shares pursuant to the Subscription Agreement or the KKR Partnership to an arbitration pursuant to the provisions of Section 10.8 hereof.


                                   ARTICLE VI

                                    COVENANTS

            6.1 LIMITATIONS ON DIVIDENDS. Holdings will not pay any cash dividends with respect to the Ordinary Shares prior to a Listing or Public Offering. After a Listing or Public Offering, Holdings may pay cash dividends on the Ordinary Shares in an amount not to exceed 4.0% of the gross proceeds raised by Holdings as a result of such Listing or Public Offering; PROVIDED that there shall be no restriction on the payment of cash dividends on the Ordinary Shares if dividends on the Preferred Shares have been paid in full through the most recent semi-annual dividend payment date and the most recent dividend was paid entirely in cash on such dividend payment date.

            6.2 EMPLOYEE SHARE OPTIONS. Holdings hereby agrees that it will not issue share options or similar rights to employees of Holdings and its subsidiaries except in accordance with good business practices and in accordance with a share option plan previously notified to the Purchasers.

            6.3 USE OF NAME. (a) Holdings hereby agrees that it will not use the name of, or any other reference to, any Purchaser in any publicly available document or communication without the prior written consent (which consent shall not be unreasonably withheld or delayed) of such Purchaser except to the extent the name or reference has been previously approved for use in the same or substantially similar context. Notwithstanding the foregoing, Holdings must obtain the prior written consent (which may not be unreasonably delayed) of a Purchaser before using the name of such Purchaser in any press release, marketing, promotional or general public relations material. For purposes hereof, the Purchasers consent to the references made to them in the Press Announcement and the public offer document issued in connection with the Offer to Purchase, and represent that the information set forth therein about such Purchaser is accurate in all material respects.

            (a) Each Purchaser agrees that it will not use the name of KKR, the KKR Partnership, Holdings or any subsidiary of Holdings in any publicly available document or communication without the prior written consent (which consent may not be unreasonably withheld or delayed) of the KKR Partnership or Holdings, as the case may be, except to the extent the name or reference has been previously approved for use in the same or substantially similar context.


                                   ARTICLE VII

                                PREEMPTIVE RIGHTS

            7.1 PREEMPTIVE RIGHT. If Ordinary Shares are proposed to be issued for cash (other than issuances with respect to employee benefit plans in accordance with Section 6.2 or in connection with a Listing or Public Offering)
(i) prior to a Listing or Public Offering at a price per share which is less than that specified in the Subscription Agreement, (ii) after a Listing or Public Offering at a price per share which is less than that published as the closing price on the principal stock exchange on which the Ordinary Shares are listed on the last trading day prior to the corporate action formally fixing or approving the issue price for such additional Ordinary Shares, (iii) at any time following the completion of the Offer to Purchase, to the KKR Partnership or any of its Affiliates, PROVIDED that any issues prior to such time shall be for the same price per share paid by the Purchasers pursuant to the Subscription Agreement, or (iv) if ordinary shares of any subsidiary of Holdings ("SUBSIDIARY SHARES") are proposed to be issued for cash at any time to the KKR Partnership or any of its Affiliates, then the Purchasers and their Permitted Transferees shall have the right to subscribe in cash on the proposed terms for their Preemptive Right Pro Rata Share of such Ordinary Shares or Subsidiary Shares. The "PREEMPTIVE RIGHT PRO RATA SHARE" of a Purchaser or a Permitted Transferee shall be, at any given time, (i) such number of Ordinary Shares or Subsidiary Shares proposed to be issued for cash multiplied by (ii) a fraction, the numerator of which is the number of Ordinary Shares then held by such Purchaser or Permitted Transferee and the denominator of which is the total number of Ordinary Shares issued and outstanding before giving effect to the new issuance.

            7.2 PREEMPTIVE NOTICES. In the event that a preemptive right arises under Section 7.1, Holdings shall give the Purchasers and their Permitted Transferees written notice (the "PREEMPTIVE NOTICE") of its intention to issue Ordinary Shares or Subsidiary Shares for cash, the price, the identity of the proposed subscriber, the principal terms upon which Holdings proposes to issue the same and any other material information given to the proposed subscriber which has not already been provided to the Purchasers and their Permitted Transferees. The Purchasers and their Permitted Transferees shall have fifteen Business Days from the delivery date of any Preemptive Notice to agree to subscribe for a number of Ordinary Shares or Subsidiary Shares, as the case may be, up to their Preemptive Right Pro Rata Share (in each case calculated prior to the issuance) for the price and upon the terms specified in the Preemptive Notice by giving written notice to Holdings and stating therein the number of Ordinary Shares or Subsidiary Shares, as the case may be, to be subscribed.

            7.3 FAILURE TO EXERCISE PREEMPTIVE RIGHT. In the event any Purchaser or permitted Transferee fails to subscribe all of its Preemptive Right Pro Rata Share pursuant to this Article VII, Holdings shall have 120 days after the date of the Preemptive Notice to consummate the issue of the Ordinary Shares or Subsidiary Shares with respect to which such Purchaser's or Permitted Transferee's preemptive right was not exercised, at or above the price and upon terms not more favorable to the subscribers of such Ordinary Shares or Subsidiary Shares, as the case may be, than the terms specified in the initial Preemptive Notice given in connection with such sale.

                                  ARTICLE VIII

                             [INTENTIONALLY OMITTED]


                                   ARTICLE IX

                      AMENDMENT OF CONSTITUTIONAL DOCUMENTS

            9.1 AMENDMENT OF CONSTITUTIONAL DOCUMENTS. The KKR Partnership and the Purchasers and their Permitted Transferees agree to exercise their respective voting rights attached to Ordinary Shares held by them, and to do all such other acts and things as may be within their control, so as to ensure that any resolution proposed by the Board of Holdings to amend the memorandum or articles of association of Holdings so as to make (a) Holdings suitable for or to facilitate a Listing, or otherwise to prepare Holdings for Listing or a Public Offering (including, without limitation, a resolution to re-register Holdings as a public limited company) or (b) the memorandum and articles of Holdings and the Company consistent with the terms and provisions of this Agreement is duly passed. In the event of any inconsistency between any express term of this Agreement and any express term of the articles and the memorandum of association of Holdings and the Company, the terms of this Agreement shall govern.

                                    ARTICLE X

                                  MISCELLANEOUS

            10.1 ACCESS. (a) Any two Purchasers may require a meeting with the management of Holdings to discuss the financial affairs of Holdings and its subsidiaries, PROVIDED that no more than one such meeting shall be held per fiscal quarter, and, PROVIDED, FURTHER, that the Purchasers shall cause all information relating to Holdings and its subsidiaries to be held in strict confidence in accordance with the provisions of Section 10.2. Notwithstanding the foregoing, Holdings shall have no obligation to provide to the Purchasers and their Permitted Transferees access to or information concerning matters that Holdings reasonably considers to be financially or commercially sensitive, including, without limitation, customer lists, business or strategic plans, budgets, proposed acquisitions, dispositions or joint ventures, pricing policies and/or fee schedules or other commercial matters.

            (b) Notwithstanding the last sentence of Section 10.1(a), Holdings will provide the Purchasers and their Permitted Transferees as soon as available and in any event on or before the date on which such financial statements are to be filed with any governmental authority (i) the audited consolidated balance sheet of Holdings and its subsidiaries as at the end of such fiscal year and the related audited consolidated statement of operations and cash flows for such fiscal year and (ii) with respect to the first three quarters of each fiscal year, the unaudited consolidated balance sheet of Holdings and its subsidiaries as at the end of such quarterly period and the related unaudited consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related unaudited consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period.

            10.2 CONFIDENTIAL INFORMATION. (a) Each Purchaser and Permitted Transferee agrees that it will not use at any time any Confidential Information (as defined below) of which any Purchaser or any Permitted Transferee is or becomes aware except in connection with its investment in Holdings and the Company.

            (b) Each Purchaser and Permitted Transferee further agrees that the Confidential Information will be kept strictly confidential and will not be disclosed by it or its Representatives (as defined below), except (i) as required by applicable law, regulation or legal process, and only after compliance with Section 10.2(c) (PROVIDED that this clause (i) may not be relied upon to the extent any action is taken by a Purchaser or Permitted Transferee which such Purchaser knows would require such disclosure and, but for such action, such disclosure would not have been required) and (ii) that it may disclose the Confidential Information or portions thereof to those of its officers, employees, directors and representatives of its legal, accounting and financial advisors (the persons to whom such disclosure is permissible being "REPRESENTATIVES") who need to know such information in connection with the investment by the Purchasers and the Permitted Transferees in Holdings and the Company; PROVIDED that such Representatives (x) are informed of the confidential and proprietary nature of the Confidential Information and (y) agree to be bound by and perform the provisions of this Section 10.2. Each Purchaser agrees to be responsible for any breach of this Section 10.2 by its Representatives other than those Representatives who after the date hereof execute a separate confidentiality agreement with

Holdings and the Company (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy Holdings and the Company may have against such Representatives with respect to any such breach).

            (c) If any Purchaser, Permitted Transferee or Representative becomes legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the relevant Purchaser or the relevant Permitted Transferee, as appropriate, shall provide Holdings and the Company with prompt and, so far as practicable, prior written notice of such requirement to disclose such Confidential Information. Upon receipt of such notice, Holdings or the Company may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, such Purchaser, Permitted Transferee or Representative agrees to disclose only that portion of the Confidential Information which is legally required to be disclosed and to take all reasonable steps to preserve the confidentiality of the Confidential Information. In addition, the Purchasers, Permitted Transferees and Representatives will not oppose any action (and will, if and to the extent requested by Holdings or the Company, cooperate with, assist and join with Holdings and the Company, at the Company's expense and on a reasonable basis, in any reasonable action) by Holdings or the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

            (d) The provisions of this Section 10.2 shall supersede any confidentiality agreement entered into between WCG and any Purchaser or Permitted Transferee in connection with the Offer to Purchase, which the KKR Partnership shall cause to be terminated with effect as of the Offer to Purchase becoming or being declared unconditional in all respects.

            (e) "CONFIDENTIAL INFORMATION" means oral and written information concerning Holdings, the Company and their subsidiaries furnished to any Purchaser or Permitted Transferee by or on behalf of Holdings or the Company (irrespective of the form of communication and whether such information is so furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by any Purchaser or Permitted Transferee or any Representative containing or based in whole or in part on any such furnished information. The term "Confidential Information" does not include any information which (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure directly or indirectly by any Purchaser, Permitted Transferee or Representative in violation hereof), (ii) is or becomes available to any Purchaser or Permitted Transferee on a nonconfidential basis from a source other than Holdings, the Company or their advisors or agents, provided that such source was not known by the Purchasers or Permitted Transferees to be prohibited from disclosing such information to it by a legal, contractual or fiduciary obligation owed to Holdings or the Company or (iii) prior to the furnishing of such information by or on behalf of Holdings or the Company to the relevant Purchaser or Permitted Transferee, is already in the possession of such Purchaser or Permitted Transferee.

            10.3  [INTENTIONALLY OMITTED]

            10.4 TRANSACTIONS WITH AFFILIATES. Holdings and the Company will not, and will not permit any of their subsidiaries to, directly or indirectly enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, contribution or exchange of any property or the rendering of any service) with or for the benefit of any of its Affiliates (other than transactions between Holdings and any subsidiary of Holdings or among subsidiaries of Holdings) (an "AFFILIATE TRANSACTION"), other than Affiliate Transactions on terms that are no less favorable to Holdings or the Company or their subsidiaries, as appropriate, than those that might reasonably have been obtained in a comparable transaction on an arms-length basis from a person that is not an Affiliate; PROVIDED, however, that for a transaction or series of related transactions involving value of $10.0 million or more, such determination will be made in good faith and in accordance with fiduciary duties by a majority of members of the Board of Holdings and by a majority of the disinterested members (if any) of such Board. The foregoing restrictions will not apply to (1) reasonable and customary directors' fees, indemnification and similar arrangements and payments thereunder; (2) any obligations of Holdings, the Company or their respective subsidiaries under any employment agreement, noncompetition or confidentiality agreement with any officer of Holdings, the Company or their respective subsidiaries, as in effect on the date hereof (PROVIDED that each amendment of any of the foregoing agreements shall be subject to the limitations of this
Section 10.4); (3) any "RESTRICTED PAYMENT" permitted to be made pursuant to any indenture governing public or private debt securities of Holdings or its subsidiaries; (4) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, share options and share ownership plans approved by the Board of Holdings or the Board of the Company, as appropriate, in accordance with good business practice, PROVIDED, that any such awards granted to non-executive directors shall not exceed three times the value of such director's aggregate equity investment in Holdings and its subsidiaries; (5) loans or advances to employees in the ordinary course of business of Holdings or its subsidiaries consistent with past practices; (6) payments made in connection with the Offer to Purchase, including, without limitation, fees payable to and expenses of Kohlberg Kravis Roberts & Co. L.P. and its Affiliates (collectively, "KKR"), any such fees in an amount not to exceed $7.5 million; (7) payments by Holdings, the Company or their Affiliates to KKR for annual management, consulting and advisory fees and related expenses as previously described to the Purchasers and as may be agreed from time to time with a majority in interest of the Purchasers to the extent materially different from those described on or prior to the date hereof; (8) the repayment of indebtedness incurred in connection with the Offer to Purchase with the proceeds of a substantially concurrent offering of securities by Holdings or its subsidiaries; (9) transactions in which Holdings or the Company delivers to the Purchasers a letter from an internationally recognized financial advisor stating that such transaction is fair to Holdings, the Company or their respective subsidiaries, as appropriate, from a financial point of view or that it is on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction on an arms-length basis from a Person that is not an Affiliate; (10) the issuance and sale of Ordinary Shares to the KKR Partnership, any of the Purchasers or any of their respective Affiliates; (11) purchases of Ordinary Shares or options to purchase Ordinary Shares from any officer or employee of WCG or its subsidiaries pursuant to the terms of any subscription, shareholder rights, option or similar agreement or plan entered into with any such Person; (12) the performance by Holdings or the Company of its obligations under this Agreement or the Registration Rights Agreement dated as of the date hereof between Holdings, the Company and the Purchasers and any similar subscription, registration rights or shareholders agreements (whether or not with the same parties) which it may enter into hereafter; and (13) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business which are fair to Holdings and the Company in the reasonable determination of the Board of Holdings or the Board of the Company, as appropriate, or the management thereof, or are on terms (taken as a whole) at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

            10.5 ADDITIONAL SECURITIES SUBJECT TO AGREEMENT. The KKR Partnership and each Purchaser and each Permitted Transferee to whom Ordinary Shares or Preferred Shares have been Transferred pursuant to Section 2.2 agrees that any other equity securities of Holdings or the Company which it hereafter acquires by means of a share split, share dividend, distribution, exercise of options or warrants or otherwise (other than pursuant to a Public Offering or a Listing) will be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

            10.6 TERMINATION. This Agreement, other than Section 1, Section 2.7(b)(ii), 2.7(b)(iii), 2.7(c), Section 2.8, Section 5.1, Section 10.2, 10.7,
10.8, 10.15 and 10.21, will terminate and be of no further force and effect (other than with respect to prior breaches) at such time as there shall have been one or more Public Offerings or a Listing such that there exists a public trading market in 50% or more of the Ordinary Shares. Section 10.2 will terminate and be of no further force and effect (other than with respect to prior breaches) on the third anniversary of the first date on which no Purchaser and no Permitted Transferee owns any Ordinary Shares or Preferred Shares.

            10.7 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or registered or certified mail (postage prepaid, return receipt requested) as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.7):

            if to a KKR Partnership:

                  c/o Kohlberg Kravis Roberts & Co.
                  9 West 57th Street, Suite 4200
                  New York, NY  10019
                  Attention:  Perry Golkin
                  Telecopy:  (212) 750-0003

            with a copy to:

                  Simpson Thacher & Bartlett
                  99 Bishopsgate
                  21st Floor
                  London  EC2M 3YH
                  Attention:  Gregory W. Conway, Esq.
                  Telecopy:  44-171-422-4022
            if to Holdings or the Company:

                  c/o KKR & Co.
                  9 West 57th Street, Suite 4200
                  New York, NY  10019
                  Attention:  Perry Golkin
                  Telecopy:  (212) 750-0003

            with copies to:

                  Simpson Thacher & Bartlett
                  99 Bishopsgate
                  21st Floor
                  London  EC2M 3YH
                  Attention:  Gregory W. Conway, Esq.
                  Telecopy:  44-171-422-4022

            if to any of the Purchasers or any Permitted Transferee:

                  Royal & Sun Alliance Insurance Group plc
                  1 Cornhill
                  London    EC3V 3QR
                  Attention:  The Company Secretary
                  Telecopy:  44-171-283-4841


            -and-
                  Guardian Royal Exchange plc
                  Royal Exchange
                  London     EC2V 3LS
                  Attention:  The Company Secretary
                  Telecopy:  44-171-696-5301

            -and-
                  The Chubb Corporation
                  15 Mountain View
                  Warren, New Jersey  07059
                  Attention:  General Counsel
                  Telecopy:  908-903-3607

            -and-
                  The Hartford Financial Services Group, Inc.
                  690 Asylum Avenue
                  Hartford, Connecticut  06115
                  Attention:  General Counsel
                  Telecopy:  860-547-6959

            -and-
                  The Travelers Indemnity Company
                  One Tower Square
                  10 CR Hartford, Connecticut 06183
                  Attention:  General Counsel
                  Telecopy:  860-954-3730

            with a copy to:

                  Ashurst Morris Crisp
                  Broadwalk House
                  5 Appold Street
                  London  EC2A 2HA
                  Attention:  Mark A. Wippell
                  Telecopy:  44-171-972-7990

            with a copy to:

                  Dewey Ballantine LLP
                  1301 Avenue of the Americas
                  New York, New York 10019
                  Attention:  Jeff S. Liebmann
                  Telecopy:  212-259-6333

            10.8 ARBITRATION. (a) In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, breach or termination of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including, without limitation, any claim based on contract, tort, statute or constitution (collectively, "AGREEMENT DISPUTES"), such Agreement Dispute shall be determined by arbitration conducted in New York City in the English language, in accordance with the then-existing International Arbitration Rules of the American Arbitration Association (the "RULES") except however if such Agreement Dispute arises as a result of or in connection with a third party claim against one of the parties hereto pending in a court of competent jurisdiction to the extent that resolving such Agreement Dispute outside of such court of competent jurisdiction is reasonably likely to expose a party hereto to conflicting judgments. In any dispute between the parties hereto, there shall be one arbitrator. Any judgment or award rendered by the arbitrator shall be final, binding and nonappealable (except as provided by federal law). If the parties are unable to agree on an arbitrator, the arbitrator shall be selected in accordance with the Rules. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this
Section 10.8 shall be determined by the arbitrator. In resolving any dispute, the parties intend that the arbitrator apply the substantive laws of the State of New York, without regard to the choice of law principles thereof. The parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. The undersigned agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the

Rules and agree to enforcement of or entry of judgment upon such award, by any court of competent jurisdiction, including (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York, in accordance with Section 10.15. The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings, including, without limitation, monetary damages, specific performance and all other forms of legal and equitable relief; PROVIDED, HOWEVER, the arbitrator shall not be entitled to award punitive damages. The parties hereto waive any rights to claim any punitive damages. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant parties or permitted by this Agreement, the undersigned shall keep confidential all matters relating to the arbitration or the award, PROVIDED such matters may be disclosed
(i) to the extent reasonably necessary in any proceedings brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by law. The arbitrator shall have the authority to apportion costs of the arbitration, including those costs specified by Article 31 of the Rules, in accordance with the arbitrator's disposition of the merits of the claims. Nothing contained herein is intended to or shall be construed to prevent any party, in accordance with Article 21(3) of the Rules or otherwise, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes.

            (b) Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Section 10.8(a) with respect to all matters not subject to such dispute, controversy or claim.

            10.9 FURTHER ASSURANCES. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement and every provision hereof.

            10.10 NON-ASSIGNABILITY. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party hereto without the express prior written consent of the other parties, and any attempted assignment, without such consents, will be null and void; PROVIDED, HOWEVER, that (i) the KKR Partnership may assign or delegate its rights hereunder to any Affiliate, and in the event of any such assignment references to a "KKR PARTNERSHIP" herein shall be deemed to refer to such Affiliate; (ii) the KKR Partnership may assign its rights to purchase Offered Securities under
Section 2.6, and (iii) subject to compliance with this Agreement, any Purchaser or Permitted Transferee may assign or delegate its rights hereunder to a Permitted Transferee. Holdings and the Company may assign rights or obligations to purchase or redeem securities hereunder pursuant to an employees' share ownership plan or trust, which forms an employees' share scheme (as defined in Section 743 of the U.K. Companies Act 1985) or to an Affiliate.

            10.11 ADDITIONAL PURCHASERS. Prior to the Offer to Purchase becoming or being declared unconditional in all respects, up to four additional insurance carriers (each an "ADDITIONAL PURCHASER") may become parties hereto; PROVIDED that (i) (A) the KKR Partnership and (B) at least three of the Purchasers consent to each such Additional Purchaser becoming a party hereto, (ii) upon the addition of one Additional Purchaser, (A) if Purchaser 4 has increased its aggregate investment to match the other Purchasers, 100% of the proceeds of such Additional Purchaser's subscription shall be applied to reduce pro rata the commitments of Purchaser 1, Purchaser 2, Purchaser 3, Purchaser 4 and Purchaser 5, and (B) if Purchaser 4 has not increased its aggregate investment to match the other Purchasers, the proceeds of such Additional Purchaser's Subscription shall be applied to reduce pro rata the commitments of Purchaser 1, Purchaser 2, Purchaser 3 and Purchaser 5 to match the aggregate investment to be made by Purchaser 4 with any excess proceeds to be applied pursuant to the direction of the KKR Partnership, (iii) 50% of the proceeds of any further Additional Purchaser's subscription will represent additional equity invested in Holdings and the Company and 50% of which will represent equity which would otherwise have been subscribed by the then existing Purchasers and the First Additional Purchaser, (iv) such Additional Purchaser enters into an Assumption Agreement and (v) such Additional Purchaser becomes a party to the Subscription Agreement pursuant to the terms thereof. If an Additional Purchaser becomes a party hereto in accordance with the provisions of this Section 10.11, such Additional Purchaser shall be deemed a "Purchaser" for purposes of this Agreement except with respect to the provisions of this Section 10.11.

            10.12 AMENDMENT; WAIVER. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

            10.13 ADDITIONAL KKR INVESTORS. Any private equity fund which is an Affiliate of KKR and which hereafter subscribes for Ordinary Shares shall agree in writing to be bound by, and be entitled to the benefits of, this Agreement as if it were a party hereto, and, for purposes of this Agreement, such Person shall be deemed to be a KKR Partnership.

            10.14 THIRD PARTIES. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

            10.15 GOVERNING LAW; SUBMISSION TO JURISDICTION; APPOINTMENT OF AGENT FOR SERVICE; WAIVER. (a) This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof. The parties to this Agreement hereby agree to submit to the jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof in any action or proceeding arising out of or relating to this Agreement. The parties hereto irrevocably and unconditionally waive trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

            (b) Each of Holdings, the Company, Purchaser 1 and Purchaser 2 (each a "FOREIGN PERSON"), to the fullest extent permitted by applicable law, irrevocably and fully waives the defense of an inconvenient forum to the maintenance of such legal action or proceeding and will hereby irrevocably designate and appoint within ten Business Days of the date hereof CT Corporation (the "AUTHORIZED AGENT"), as its authorized agent upon whom process may be served in any such suit or proceedings. Each such Foreign Person represents that is has notified the Authorized Agent of such designation and appointment and that the Authorized Agent has accepted the same in writing. Each such Foreign Person hereby irrevocably authorizes and directs its Authorized Agent to accept to such service. Each such Foreign Person further agrees that service of process upon its Authorized Agent and written notice of said service to such Foreign Person mailed by first class mail or delivered to its Authorized Agent shall be deemed in every respect effective service of process upon such Foreign Person in any such suit or proceeding. Nothing herein shall affect the right of any person to serve process in any other manner permitted by law. Each such Foreign Person agrees that a final action in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other lawful manner. Notwithstanding the foregoing, any action against any such Foreign Person arising out of or based on this Agreement or the transactions contemplated hereby may also be instituted in any competent court in the United Kingdom, and each such Foreign Person expressly accepts the jurisdiction of any such court in any such action.

            (c) Each such Foreign Person hereby irrevocably waives, to the extent permitted by law, any immunity to jurisdiction to which it may otherwise be entitled (including, without limitation, immunity to pre-judgement attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Agreement or the transactions contemplated hereby.

            10.16 SPECIFIC PERFORMANCE. Without limiting or waiving in any respect any rights or remedies of the parties hereto under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto will be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

            10.17 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.

            10.18 TITLES AND HEADINGS. The section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

            10.19 SEVERABILITY. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement will not be affected and will remain in full force and effect.

            10.20 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

            10.21 NON-RECOURSE. Notwithstanding anything that may be expressed or implied in this Agreement, the parties hereto, by their acceptance of the benefits hereof, covenant, agree and acknowledge that no person other than the KKR Partnership shall have any obligation hereunder with respect to claims against the KKR Partnership and that, notwithstanding that the KKR Partnership is a partnership, no recourse hereunder or any documents or instruments delivered in connection herewith shall be had against any current or future officer, agent or employee of the KKR Partnership or against any current or future general or limited partner of the KKR Partnership or any current or future director, officer, employee, general or limited partner, member, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of the KKR Partnership or any current or future general or limited partner of the KKR Partnership or any current or future director, officer, employee, general or limited partner, member, affiliate or assignee of any of the foregoing, as such, for any obligations of the KKR Partnership under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligations or their creation, PROVIDED, HOWEVER, that this Section 10.21 will not limit or offset any claim based upon fraud.

            IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

                                    TA I LIMITED

                                    By: /s/ Scott Nuttall
                                       ------------------
                                       Title:


                                    TA II LIMITED

                                    By: /s/ Scott Nuttall
                                       ------------------
                                        Title:


                                    PROFIT SHARING (OVERSEAS), LIMITED
                                    PARTNERSHIP

                                    By:   KKR 1996 Fund (Overseas),
                                          Limited Partnership, as its
                                          general partner

                                    By:   KKR Associates II (1996),
                                          Limited Partnership, its general
                                          partner

                                    By:   KKR 1996 Overseas Limited, its
                                          general partner

                                    By:    /s/ Perry Gollan
                                          ---------------------
                                          Authorized Signatory


                                    ROYAL & SUN ALLIANCE INSURANCE GROUP PLC

                                    By:    /s/ Paul Spencer
                                          ---------------------
                                          Title:


                                    GUARDIAN ROYAL EXCHANGE PLC

                                    By:    /s/ Caroline Burton
                                          ---------------------
                                          Title: Executive Director-Investments

                                    THE CHUBB CORPORATION

                                    By:    /s/ Andrew A. McElwee, Jr.
                                          ---------------------------
                                          Title: Senior Vice President

                                    THE HARTFORD FINANCIAL SERVICES GROUP,
                                      INC.

                                    By:    /s/ Brenda J. Furlong
                                          ----------------------
                                          Title: Senior Vice President

                                    THE TRAVELERS INDEMNITY COMPANY

                                    By:    /s/ Jordan Spitzer
                                          -------------------
                                          Title: Vice President